Exhibit 15.1

Independent Registered Public Accounting Firm’s Consent

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File No.333-291069) and Form F-3 (File No.333-291647) of HUHUTECH International Group Inc. of our report dated April 28, 2026, relating to the consolidated financial statements of HUHUTECH International Group Inc. and Subsidiaries as of December 31, 2025, and 2024 and for each of the years in the three-year period ended December 31, 2025, which appears in the Registration Statements.

We also consent to the reference to us under the heading “Experts” in such Registration Statements.

/s/ Wei, Wei & Co., LLP

Flushing, New York
April 28, 2026

NEW YORK OFFICE ● 7 Penn Plaza ● Suite 830 ● New York, New York ● 10001

Phone 646.442.4845 ● Fax 646.349.5200 ● www.marcumasia.com